Exhibit 10.1

Western Digital Corporation
5601 Great Oaks Parkway
San Jose, California 95119

August 26, 2019
Personal & Confidential
Mr. Michael C. Ray
[address redacted]

    Re:     Special Retention Agreement

Dear Michael,

Western Digital Corporation (the “Company”) values the critical nature of the work you perform as Executive Vice President, Chief Legal Officer and Secretary, and your contributions and leadership are important to the Company’s success. To encourage you to continue to devote your full attention and dedication to the success of the Company, we are pleased to offer you the following compensation adjustments and certain other compensation-related actions for the purpose of your retention with the Company.

Annual Base Salary
Your annual base salary will increase to US$625,000, effective on August 12, 2019 (hereinafter, the “Effective Date”).

FY20 Annual LTI Award Commitment
Contingent upon approval by the Compensation Committee of the Board of Directors (the “Committee”) and your continued employment through the Grant Date, we will recommend a fiscal year 2020 (FY20) LTI Award for you with a grant date value of US$3,125,000. The LTI Award grant date value will be converted to a number of stock units (rounded down to the nearest whole number) based on the closing price of a share of the Company’s common stock as of the Grant Date (or the last such closing price preceding the Grant Date if the Grant Date is not a trading day). Your FY20 LTI Award will be presented to the Committee for final approval of the grant terms at the Committee meeting scheduled for September 4, 2019, which is the planned Grant Date. The number of stock units covered by your FY20 LTI Award will be split between 50% restricted stock units (“RSUs”) and 50% performance stock units (“PSUs”), which is also subject to approval by the Committee. The RSUs and PSUs will be subject to vesting requirements and other terms and conditions as approved by the Committee.

Your Annual LTI Awards in future years, including the award values, form of award (mix of RSUs, PSUs or such other equity awards types), and other award terms are subject to change and will be determined at the discretion of the Committee.

Cash Retention Bonus
You will receive a Cash Retention Bonus opportunity in the aggregate amount of US$2,000,000 (“Retention Bonus”), of which US$500,000 (“Initial Retention Bonus”) will vest (except as provided in the last sentence of this paragraph) on the Effective Date and US$500,000 (“Annual Retention Bonus”) will vest on each of the next three anniversaries of the Effective Date. Each installment of the Retention Bonus that vests will be paid within 30 days following the corresponding vesting date and will be subject to deductions for applicable taxes and certain other payroll deductions. Except as provided herein, payment of the Initial Retention Bonus or any Annual Retention Bonus amounts are subject to your continued employment with the Company through the applicable vesting date. If you voluntarily terminate your employment with the Company for any reason prior to August 12, 2020, you will promptly repay the Initial Bonus to the Company.

Western Digital Severance Plans
Notwithstanding anything to contrary herein, if you become eligible to receive any severance benefits under the Western Digital Corporation Executive Severance Plan or the Western Digital Corporation Amended and Restated

Mr. Michael C. Ray
August 26, 2019

Change of Control Severance Plan (collectively, “Severance Plans”), you will also become eligible (subject to the release requirement noted below) to receive any previously unvested portion of the Cash Retention Bonus (representing the “Accelerated Bonus Payment”) in addition to any compensation or benefits you would otherwise receive under the applicable Severance Plans. The Accelerated Bonus Payment shall be paid to you in a lump-sum payment, subject to deductions for applicable taxes and certain other payroll deductions, within sixty calendar days following the date your employment terminates, provided that you satisfy any applicable release requirement to receive severance benefits under the applicable Severance Plan. For the avoidance of doubt, if the provisions in this paragraph apply prior to the first anniversary of the Effective Date, you will vest in and have no obligation to repay the Initial Retention Bonus.

Compliance with IRS Section 409A
This agreement shall be construed and interpreted to satisfy, and avoid any tax, penalty or interest under, Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

*    *    *    *    *    *    *    *    *    *    *

Please let me know if you have any questions about this Special Retention Agreement. Otherwise, please sign below to acknowledge that you have read, understand and agree to the terms set forth herein. This agreement shall be effective on the date indicated below.

Sincerely,
/s/Lori Sundberg
Lori S. Sundberg
EVP & Chief Human Resources Officer
Western Digital Corporation

Copy to:    Stephen D. Milligan, Chief Executive Officer

Acknowledged and Agreed:

By:	/s/ Michael Ray	8-26-19
	Michael C. Ray	Date